Exhibit 23.1

Access National Corporation

Reston, Virginia

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the joint proxy statement/prospectus constituting a part of this Amendment No. 1 to the Registration Statement on Form S-4 (File No. 333-215054) of our reports dated March 15, 2016, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Access National Corporation (the “Company”) which appear in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 which is incorporated by reference in the joint proxy statement/prospectus.

We also consent to the reference to us under the caption “Experts” in the joint proxy statement/prospectus.

/s/ BDO USA, LLP

Richmond, Virginia

January 13, 2017